Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of HUB Cyber Security (Israel) Ltd. on Form F-4 of our report dated February 22, 2022, with respect to our audit of the financial statements of Mount Rainier Acquisition Corp. as of December 31, 2021 and for the period from February 10, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Hartford, CT

August 23, 2022